                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                 TELESCAN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                 TELESCAN, INC.
                        5959 CORPORATE DRIVE, SUITE 2000
                              HOUSTON, TEXAS 77036

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 27, 2001


The annual meeting of stockholders of Telescan, Inc. (the "Company") will be held June 27, 2001 at 9:00 a.m. (local time) at the offices of the Company, 5959 Corporate Drive, Suite 2000, Houston, Texas 77036, for the following purposes:

         1. To elect four Directors of the Company to hold office until the next annual meeting of stockholders;
         2. To ratify the Board of Directors' appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2001;
         3.       To approve the proposed 2001 Stock Option Plan; and
         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

Further information regarding the meeting and the above proposals is set forth in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on May 16, 2001 as the record date for the meeting, and only holders of Telescan common stock of record at such time will be entitled to vote at the meeting or any adjournments thereof.

Whether or not you plan to attend the meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the meeting.

                                      By Order of the Board of Directors,



                                      William D. Savoy
                                      Chairman of the Board


May 30, 2001

                                 TELESCAN, INC.
                        5959 CORPORATE DRIVE, SUITE 2000
                              HOUSTON, TEXAS 77036

                                   ----------

                                 PROXY STATEMENT
                       2001 ANNUAL MEETING OF STOCKHOLDERS

                                   ----------

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Telescan, Inc., a Delaware corporation (the "Company"), for use at the 2001 Annual Meeting of Stockholders of the Company to be held at 5959 Corporate Drive, Houston, Texas, 77036 at 9:00 A.M. (local time) on Wednesday, June 27, 2001, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of Proxy are first being mailed to stockholders on or about May 30, 2001.

The close of business on May 16, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of the record date, there were 16,296,026 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each share is entitled to one vote on all issues requiring a stockholder vote at the Annual Meeting. Stockholders may not cumulate their votes for the election of Directors. Directors shall be elected by a plurality of the votes of the shares present or represented by proxy and entitled to vote at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Items 2 and 3 set forth in the accompanying Notice. Shares represented by proxy that reflect abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted as votes "against" a proposal in tabulations of the votes cast on Items 1, 2, and 3, whereas broker non-votes will not be counted in tabulations of the votes cast on Items 1, 2, and 3 and will have no effect on the outcome of the vote.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted (i) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, (ii) FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS, and
(iii) FOR THE APPROVAL OF THE PROPOSED 2001 STOCK OPTION PLAN. The enclosed Proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (i) by the execution and submission of a revised proxy,
(ii) by written notice to the Secretary of the Company or (iii) by voting in person at the Annual Meeting.

                 (1) ELECTION OF DIRECTORS FOR THE ENSUING YEAR


NOMINEES FOR DIRECTORS

The persons named in the enclosed proxy have been selected by the Board of Directors to serve as Proxies and will vote the shares represented by valid proxies at the 2001 Annual Meeting of Stockholders and any adjournments thereof. They have indicated that, unless otherwise specified in the proxy, they intend to elect as Directors the nominees listed below. All of the nominees are currently members of the Board of Directors. Each duly elected Director will hold office until the next annual meeting of stockholders or until his successor shall have been elected and qualified. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors. Proxies cannot be voted on the election of Directors for a greater number of persons than four, which is the number of nominees named herein

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed below.

WILLIAM D. SAVOY
Mr. Savoy has served as Chairman of the Board since August of 2000 and has been a Director since 1993. He serves as Vice President of Vulcan Ventures Incorporated, a venture capital fund wholly-owned by Paul G. Allen, co-founder of Microsoft Corporation. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc., a company controlled by Mr. Allen, and became its President in 1988. From November 1990 until the present, Mr. Savoy has served as President for Vulcan Northwest Inc., a company which manages the personal financial activities of Mr. Allen. Mr. Savoy serves on the Advisory Board of Dream Works SKG of Los Angeles, California and serves on the Board of Directors of CNET, Inc. of San Francisco, California; Harbinger Corporation of Atlanta, Georgia; Metricom, Inc. of Los Gatos, California; Ticketmaster Online-CitySearch, Inc., of Pasadena California; USA Networks, Inc., of St. Petersburg, Florida; and U.S. Satellite Broadcasting of Minneapolis, Minnesota. Mr. Savoy also represents Mr. Allen in a wide variety of other personal financial transactions. Mr. Savoy holds a B.S. in Computer Science, Accounting and Finance from Atlantic Union College. Mr. Savoy has been a Director since 1993.

LEE K. BARBA
Mr. Barba has been a Director since April of 2000 and has served as Chief Executive Officer since February 2000. Mr. Barba is well known for fostering innovative global growth strategies among companies he has managed. He implemented the European expansion of Open Link Financial, an Enterprise Risk Management Software company, and doubled the company's revenues in one year by forming strategic partnerships with several Fortune 500 companies. Prior to joining Open Link, Mr. Barba served as President of Coral Energy, a wholly owned subsidiary of Shell Oil, with $4 billion in revenue, which was Shell's marketing arm in the deregulated natural gas and electricity markets. Mr. Barba joined Coral after 22 years on Wall Street, where most recently he was responsible for managing global trading businesses for Bankers Trust Company. While based in London he was responsible for managing their European offices, as well as the Global Risk Management Advisory practice which had offices in Asia and Latin America. Upon returning to New York, Mr. Barba was the senior executive of the bank responsible for managing and consolidating the firm's technology and operations functions for the global capital markets businesses, which included over 2,100 in staff operating throughout Asia, Europe and North America. Earlier in his career Mr. Barba served as a co-head of the Fixed Income Division at PaineWebber and as a Vice President of Lehman Brothers Kuhn Loeb. He earned his M.B.A. from Columbia University and his B.A. from the University of North Carolina.

ELISABETH Y. SAMI
Ms. Sami has been a Director since August of 2000 and is Vice President of Strategic Partnership and Business Development in NBC's Digital Media group. Ms. Sami has been with NBC since March 1997, originally as Vice President for International Business Development and Operations in New York, and later as Vice President of Business Development for NBC West Coast in Burbank, California. Before joining NBC, Ms. Sami served as Vice President of International Business Development for Discovery Communications from March 1993 to February

1997. She started her career in international investment consulting. Ms. Sami earned her B.A. from the University of Iowa, and received a Graduate Diplome from the University of Stockholm.

STEPHEN C. WOOD
Mr. Wood has served as a Director since 1992. He is President and Chief Executive Officer of Wireless Services Corporation based in Bellevue, Washington. Until May 1996, Mr. Wood was President and CEO of Notable Technologies, L.L.C., which filed for bankruptcy in 1996. From 1993 through 1994, Mr. Wood served as Vice President of Information Broadcasting for McCaw Development Corporation located in Kirkland, Washington. Until February 1993, he was President of Starwave Corporation, a company he formed in 1991 with Microsoft Corporation co-founder Paul G. Allen to develop and market data and information products. From 1986 through 1991, Mr. Wood served in several executive positions at Asymetrix Corporation, a software development and marketing firm founded by Mr. Allen. From 1980 until 1985, Mr. Wood was in charge of building a microcomputer software development organization for Datapoint Corporation in Austin, Texas, after serving in research & development and marketing positions. Mr. Wood began his career in 1976 when he became the sixth employee of Microsoft Corporation, where he was general manager from 1977 to 1980. Mr. Wood holds a B.S. in Computer Engineering from Case Western Reserve University and an M.S. in Electrical Engineering from Stanford University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company held nine meetings of its Board of Directors during the fiscal year ended December 31, 2000. No Director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and the meetings of any committee of the Board of Directors on which he served.

The Company has an Audit Committee and a Compensation Committee of the Board of Directors. The Audit Committee and the Compensation Committee each currently consists of all outside Directors: Mr. Wood (Chairman), Ms. Sami and Mr. Savoy. The Company does not currently have a standing nominating committee of the Board of Directors.

Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and the scope of the audit and other services provided by the Company's independent auditors, reviews the Company's balance sheet, statement of operations and cash flows and reviews and evaluates its internal control functions. The Audit Committee met one time during fiscal year 2000.

The Compensation Committee is responsible for recommending to the Board of Directors the cash and non-cash remuneration for corporate officers and Directors. The Compensation Committee further recommends and approves grants from the Company's stock option plans to officers, Directors and employees. There were two Compensation Committee meetings during fiscal year 2000.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

As of May 16, 2001, the following persons were the executive officers of the
Company:

         Name                      Age    Position
         ----------------------    ---    --------
         Lee K. Barba              50     Director and Chief Executive Officer
         Roger C. Wadsworth        53     Senior Vice President and Corporate Secretary
         Paul A. Helbling          47     Chief Financial Officer
         Joseph F. Frantz, II      37     Vice President, Chief Information Officer
         Greg E. Gensemer          34     Vice President
         Danny E. Hoover           53     Vice President
         Jerrold B. Smith          48     Vice President
         Alexander T. Wyche        53     Vice President, Corporate Counsel

Information concerning the business experience of Mr. Barba is provided under the section entitled "Nominees for Directors."

ROGER C. WADSWORTH
Mr. Wadsworth was appointed Corporate Secretary in August 2000, served as Director from 1989 to 2000 and has served as Senior Vice President since 1990. From 1988 to 1990, Mr. Wadsworth served as President of the Company. From 1983 to 1988, Mr. Wadsworth was employed as Vice President of Information Management Services, Inc., of Houston, Texas, where he provided management services to investment vehicles such as limited partnerships and joint ventures. From 1979 to 1983, he served as co-owner of D. Russell Smith Associates, a restaurant and tenant finish general contractor. Mr. Wadsworth is Corporate Secretary of IMS Securities, Inc. a full service NASD broker/dealer owned by his wife. Mr. Wadsworth holds a B.B.A. degree from the University of Houston.

PAUL A. HELBLING
Mr. Helbling joined the Company as Chief Financial Officer in 1999. From 1997 until joining Telescan, Mr. Helbling was Vice President of Finance at PCC Flow Technologies, Inc., a subsidiary of Precision Castparts Corporation and a $350 million manufacturer of pumps and valves in the U.S. and Europe. From 1991 to 1997 Mr. Helbling served as Vice President and Chief Financial Officer of HydroChem Industrial Services, a $150 million provider of industrial cleaning services to the petrochemical, refining, and utility industries. Mr. Helbling became a Certified Public Accountant in 1978, with experience in Big-5 public accounting, and in the contract drilling and oil and gas exploration and production industries. Mr. Helbling holds B.A. and M.A. degrees from Rice University.

JOSEPH F. FRANTZ, II
Mr. Frantz, Vice President of the Company since May 1995, was appointed to the additional position of Chief Information Officer in February 1999. Mr. Frantz previously held the positions of Computer Operations Manager, End-User Software Product Manager and Senior Programmer after joining the Company in 1987 as a Technical Support Representative. Mr. Frantz holds a B.S. in Applied Mathematics from the University of Houston and an M.S. in Management Computing and Systems from Houston Baptist University. Mr. Frantz is a co-inventor of the technology for which the Company was awarded two patents.

GREG E. GENSEMER
Mr. Gensemer has been Vice President since rejoining the Company in April 1999. Prior to rejoining the Company, Mr. Gensemer was General Manager for Paragon Software, a provider of streaming real-time quotes to individual investors, money managers and brokers. When previously employed by the Company, Mr. Gensemer held the positions of Director of Business Development, Project Manager, Retail Sales Executive and Technical Support Representative after originally joining the Company in 1990. Prior to joining the Company, Mr. Gensemer was the Area Manager for Pilgrim Cleaners of Houston, Texas from 1986 to 1990. Mr. Gensemer serves on the Board of Directors of GRO Corporation of Houston, Texas.

DANNY E. HOOVER
Mr. Hoover, Vice President since September 1996, previously held the positions of Manager of Development, Manager of Windows Development and Senior Windows Programmer. Before joining the Company in 1992, Mr. Hoover was employed as operations manager for Praxis Incorporated, a supervisory control automation company. Mr. Hoover holds a B.S. in Electrical Engineering from Texas A&M University.

JERROLD B. SMITH
Mr. Smith, Vice President since March 1998, previously held the positions of Business Development Manager for the Company's Consumer Web property, WallStreetCity.com, and Technical Support Supervisor after joining the Company in 1995. Prior to joining the Company, Mr. Smith practiced financial planning and asset management in Houston, Texas. From 1986 to 1988, Mr. Smith was national Sales Manager for USOne Apparel of New York. From 1976 to 1986, Mr. Smith was a salesman and ultimately regional Vice President of Donmoor, Inc., a wholesale apparel manufacturer, also of New York. Mr. Smith holds a B.S. in Business Administration from the University of Houston.

ALEXANDER T. WYCHE
Mr. Wyche, Vice President and Corporate Counsel, who joined the Company in May 1999, previously served as an attorney for Koch Industries, Inc., a privately held international conglomerate with interests in the natural gas industry, from 1997 to 1999. Prior to 1997, Mr. Wyche held positions in the legal departments of Enron Corp. and Tenneco, Inc., and served as a legal consultant to the natural gas industry. Mr. Wyche holds a B.B.A. from Campbell University, a J.D. from North Carolina Central University and is licensed to practice law in Texas and North Carolina.

                           SUMMARY COMPENSATION TABLE

The following table reflects all forms of compensation for services to the Company for the years ended December 31, 2000, 1999, and 1998, of the individuals serving as the Company's Chief Executive Officer during 2000 and the Company's four most highly compensated executive officers who were serving the Company at the end of 2000 and who earned more than $100,000 that year.

                                                                              LONG-TERM
                                            ANNUAL COMPENSATION             COMPENSATION
                                      ------------------------------   ---------------------
                                                                       SECURITIES UNDERLYING
               NAME                   YEAR      SALARY        BONUS          OPTIONS
---------------------------------     ----   ------------   --------   --------------------

Lee K. Barba                          2000   $ 248,103(1)   $ 45,866         833,321
Chief Executive Officer

David L. Brown                        2000     138,300            --          58,378
Former Chief Executive Officer        1999     158,750            --           4,393
                                      1998     140,000            --          28,800

David M. Berray                       2000     160,240(1)     18,982         109,459
Chief Operating Officer

Roger C. Wadsworth                    2000     118,750        25,299          41,478
Senior Vice President                 1999      96,000            --           2,662
                                      1998      84,000            --          13,200

Paul A. Helbling                      2000     130,625        27,829          31,626
Chief Financial Officer               1999      42,096(2)         --          12,729

Joseph F. Frantz, II                  2000     116,375        33,480          22,801
Vice President, Chief                 1999      93,460         3,727             932
      Information Officer             1998      83,659            --           6,890

(1) Messrs. Barba and Berray joined the Company during 2000. Therefore, the amounts reflected for 2000 are for a partial year.

(2) Mr. Helbling joined the Company during 1999. Therefore, the amounts reflected for 1999 are for a partial year.

The following table reflects all forms of compensation for services to the Company for the years ended December 31, 2000, 1999, and 1998, of two executive officers who would have been included above had they been employed by the Company at December 31, 2000 and who earned more than $100,000 that year.

                                                                              LONG-TERM
                                            ANNUAL COMPENSATION             COMPENSATION
                                      ------------------------------   ---------------------
                                                                       SECURITIES UNDERLYING
               NAME                   YEAR      SALARY        BONUS          OPTIONS
---------------------------------     ----   ------------   --------   --------------------

Ronald Warren                         2000   $ 147,692      $ 30,359          24,137
Former President                      1999     118,269            --          13,195
      Resigned August 2000            1998     100,000            --          14,000

Edward C. Oliver                      2000     117,500        27,829           6,000
Former Vice President                 1999      60,429(1)         --          17,929
      Resigned May 2000

(1) Mr. Oliver joined the Company during 1999. Therefore, the amounts reflected for 1999 are for a partial year.

STOCK OPTIONS

The following tables set forth information relating to the named executive officers with respect to (i) stock options granted in 2000, and (ii) the total number of exercised options through 2000 and the value of the unexercised in-the-money options at the end of 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE VALUE AT
                              NUMBERS OF        PERCENT OF TOTAL                                    ASSUMED ANNUAL RATE OF
                              SECURITIES       OPTIONS GRANTED TO     EXERCISE                   STOCK PRICE APPRECIATION FOR
                          UNDERLYING OPTIONS   EMPLOYEES IN FISCAL   PRICE PER    EXPIRATION             OPTION TERM
      NAME                      GRANTED               YEAR             SHARE         DATE              5%              10%
----------------------   -------------------   -------------------   ---------   -----------     --------------  --------------

Lee K. Barba                  400,000(1)              20.03%         $   19.00   02/27/10        $    4,779,599  $   12,112,443
                               12,401(2)               0.62%         $    5.00   08/10/10        $       38,995  $       98,820
                              420,920(3)              21.08%         $    2.00   10/29/10        $      529,429  $    1,341,676

David L. Brown                 20,000(4)               1.00%         $   21.63   01/31/10        $      272,060  $      689,453
                                3,892(2)               0.19%         $   19.25   02/24/10        $       47,117  $      119,405
                                8,349(2)               0.42%         $   10.94   05/07/10        $       57,442  $      145,569
                                6,936(2)               0.35%         $    5.00   08/10/10        $       21,810  $       55,271
                                7,500(2)               0.38%         $    2.00   10/16/10        $        9,433  $       23,906
                               11,701(2)               0.59%         $    2.00   10/29/10        $       14,717  $       37,297

David M. Berray               100,000(5)               5.01%         $   22.50   03/13/10        $    1,415,013  $    3,585,921
                                9,459(2)               0.47%         $    5.00   08/10/10        $       29,744  $       75,376

Roger C. Wadsworth             10,000(4)               0.50%         $   21.63   01/31/10        $      136,030  $      344,726
                                2,359(2)               0.12%         $   19.25   02/24/10        $       28,559  $       72,373
                                5,255(2)               0.26%         $    5.00   08/10/10        $       16,524  $       41,876
                               15,000(6)               0.75%         $    2.00   10/16/10        $       18,867  $       47,812
                                8,864(2)               0.44%         $    2.00   10/29/10        $       11,149  $       28,254

Paul A. Helbling                6,000(4)               0.30%         $   21.63   01/31/10        $       81,618  $      206,836
                                2,595(2)               0.13%         $   19.25   02/24/10        $       31,416  $       79,613
                                5,780(2)               0.29%         $    5.00   08/10/10        $       18,175  $       46,059
                                7,500(6)               0.38%         $    2.00   10/16/10        $        9,433  $       23,906
                                9,751(2)               0.49%         $    2.00   10/29/10        $       12,265  $       31,081

Joseph F. Frantz, II            6,000(4)               0.30%         $   21.63   01/31/10        $       81,618  $      206,836
                                1,651(2)               0.08%         $   19.25   02/24/10        $       19,987  $       50,652
                                5,150(2)               0.26%         $    5.00   08/10/10        $       16,194  $       41,039
                               10,000(6)               0.50%         $    2.00   10/16/10        $       12,578  $       31,875

Ronald Warren                  15,000(4)               0.75%         $   21.63   08/08/01(7)     $      204,045  $      517,090
                                2,831(2)               0.14%         $   19.25   08/08/01(7)     $       34,273  $       86,854
                                6,306(2)               0.32%         $    5.00   08/08/01(7)     $       19,829  $       50,251

Edward C. Oliver                6,000(4)               0.30%         $   21.63   05/21/01(7)     $       81,618  $      206,836

(1) Option vests in 3 components: (a) 100,000 shares vest six months from the date of grant, (b) 100,000 vest annually in equal installments over five years beginning one year after the date of grant subject to acceleration of vesting over four years if performance targets are met, and (c) 200,000 shares vest five years from the date of grant subject to acceleration of vesting to four years if performance targets are met.

(2)  Options vest immediately upon grant.

(3) Option vests in 3 components: (a) 220,920 shares vest immediately, (b) 100,000 vest annually in equal installments over four years beginning one year after the date of grant subject to acceleration of vesting over three years if performance targets are met, and (c) 100,000 shares vest four years from the date of grant subject to acceleration of vesting to three years if performance targets are met.

(4) On October 17, 2000, the vesting of these options was accelerated to vest 100% on that date.

(5) Options vest in three components: (a) 25,000 shares vest six months from date of grant, (b) 25,000 vest ratably over five years from date of grant subject to acceleration to four years if certain performance targets are met, and (c) 50,000 vest at the end of five years subject to acceleration to four years if certain performance targets are met.

(6)  Options vest 50% annually beginning 12 months after date of grant.

(7) Per their severance agreements, the expiration date of these options was extended one year.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                                          NUMBER OF
                                                                    SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS AT   IN-THE-MONEY OPTIONS AT
                                                                       FISCAL YEAR END          FISCAL YEAR END
                                                                   ----------------------   -----------------------
                                 SHARES ACQUIRED       VALUE             EXERCISABLE/              EXERCISABLE/
               NAME                ON EXERCISE        REALIZED          UNEXERCISABLE            UNEXERCISABLE
-----------------------------    ---------------    -----------    ----------------------   -----------------------

Lee. K. Barba                          --                   --        333,321/500,000                 --/--

David L. Brown                         --                   --        139,506/     --                 --/--

David M. Berray                        --                   --         34,459/ 75,000                 --/--

Roger C. Wadsworth                     --                   --         63,536/ 15,000                 --/--

Paul A. Helbling                       --                   --         36,855/  7,500                 --/--

Joseph F. Frantz, II                6,373           $   34,622         20,623/ 10,000                 --/--

Ronald Warren                          --                   --         72,748/     --                 --/--

Edward C. Oliver                    2,595           $   49,954         23,929/     --                 --/--

DIRECTOR COMPENSATION

The Company currently pays non-employee Directors cash fees of $1,500 per Board meeting attended and reimburses expenses incurred by Directors to attend such meetings. Directors who are not officers of the Company are typically granted stock options annually, at an exercise price consistent with the market.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists of Ms. Sami, Mr. Savoy and Mr. Wood as Chairman.

The goal of the Compensation Committee is to develop compensation policies to attract and retain highly qualified officers, Directors and middle managers whose skills are critical to the long-term success of the Company. Such policies are intended to reward and motivate individual and team performance with the common goal of maximizing total stockholder return.

Components of executive compensation include base salary, incentive bonus and stock options. Salary levels for executive officer positions reflect the duties and levels of responsibilities inherent in the position. Salaries of executive officers are reviewed annually and the primary criteria influencing salary adjustments are the individual's performance, experience, contribution to the Company and the competitive marketplace for executive talent.

In 1996, the Company implemented a cash bonus plan ("Officer Bonus Plan") based on a combination of revenue and profit performance relative to budgeted goals. Cash bonuses in the aggregate amount of $399,000 were paid in 2000.

Stock options are used by the Company as a long-term incentive and allow executives the opportunity to acquire and build an ownership interest in the Company. In 2000 executive officers were awarded stock options. The award level was based upon the executive's performance and the executive's election to receive bonus compensation in stock options in lieu of cash. The executive officers' options vest on the date of the grant, have an option price equal to the market price on the date of the grant, and are exercisable for ten years from the date of grant.

As one of the factors in determining executive compensation, the Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various types of compensation and benefits. From time to time, interpretations of and changes in the tax laws affect the deductibility of compensation. The Compensation Committee currently does not anticipate that compensation paid to the executive officers in 2000 will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code.

The compensation for the Chief Executive Officer is generally determined using the same evaluation criteria used for other officers and managers of the Company. The Chief Executive Officer received a base salary in fiscal 2000 of $295,000. In addition, the Committee approved the grant of stock options to acquire 833,321 shares to the Chief Executive Officer to provide him an additional equity interest in the Company. The Chief Executive Officer has met Board of Directors and Compensation Committee expectations with respect to the growth and development of the Company.

By the Compensation Committee:

             Stephen C. Wood, Chairman            Elisabeth Y. Sami
             William D. Savoy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 2000, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company. During 2000, no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a Director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a Director of the Company.

EMPLOYMENT AGREEMENTS

In February 2000, the Company entered into an employment agreement with Mr. Barba to serve as Chief Executive Officer. The term of the agreement is for three years with an automatic one-year extension on the anniversary date. Mr. Barba is to receive $295,000 in salary and received an option to purchase 400,000 shares of the Company's stock. This option vests over a period ranging from six months to five years, which may be shortened to four years if certain stock price goals are met. The option expires in ten years. Mr. Barba is eligible to participate in the Officer Bonus Plan, the Company benefit plans, and will be reimbursed for routine business and entertainment expenses and club membership costs. The agreement includes covenants not to compete for 24 months after termination from the Company. In the event of termination due to death or disability, Mr. Barba, or his estate, would receive his salary and pro rata bonus for six months after his death or disability and all options would vest immediately and expire in one year. In the event of termination due to a change of control, as defined in the agreement, Mr. Barba would receive an amount equal to two times his current salary plus projected bonuses, as defined in the agreement; all options would vest immediately and expire in one year after the change of control; and Mr. Barba would receive an additional bonus for any additional taxes the package would trigger. Any other termination, other than termination with cause, would result in Mr. Barba receiving salary and bonuses, as defined in the agreement for one year, paid over a two year period and being eligible to continue to participate in the Company benefit plan, if permitted, or being compensated for the fair value of benefits Mr. Barba would not be able to participate in.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

The following graph compares the Company's total stockholder return over the last five years to the Standard & Poor's Computer Software and Service Index and to the Nasdaq Stock Market Index. Cumulative total return values are based on annual total return values which assume reinvestment of dividends. The stockholder return shown on the graph below is not necessarily indicative of future performance.

                               [PERFORMANCE GRAPH]

                                                  1995     1996     1997     1998     1999     2000
                                                  ----     ----     ----     ----     ----     ----

TELESCAN, INC. COMMON STOCK                        100       68       88      112      304       13
NASDAQ STOCK MARKET INDEX (U.S.)                   100      123      151      213      395      238
S & P COMPUTER SOFTWARE & SERVICE INDEX            100      155      217      392      726      343

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers and persons who own more than ten percent of the Company's Common Stock (collectively, "Filing Persons") to file with the SEC initial reports of ownership (Form 3), reports in changes of ownership (Form 4), and annual reports of ownership (Form 5). All Filing Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and upon certain other representations made, all Filing Persons filed Forms 3, 4, and 5 timely.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of May 16, 2001 unless otherwise indicated, with respect to the number of shares of Common Stock beneficially owned by (1) each Director, nominee for Director, and/or named executive officer individually, (2) all executive officers and Directors of the Company as a group, and (3) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock. The number of shares is exclusive of shares allocated to the person's account through the Company's 401(k) plan.

Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown.


                                                      NUMBER OF SHARES
OWNERS                                              BENEFICIALLY OWNED(1)     % OF CLASS
------                                              ---------------------     ----------
William D. Savoy                                            67,508                  *
Lee K. Barba                                               333,321                2.0%
Roger C. Wadsworth                                         147,104                  *
Paul A. Helbling                                            42,855                  *
Joseph F. Frantz, II                                        22,623                  *
Elisabeth Y. Sami                                            7,500                  *
Stephen C. Wood                                             60,200                  *
David M. Berray (4)                                          8,000                  *
Ronald Warren (5)                                          124,950                  *
Edward C. Oliver (5)                                        24,129                  *
David L. Brown (6)                                         753,956(2)             4.6%
National Broadcasting Company, Inc. and
         GE Capital Equity Investments, Inc.
         120 Long Ridge Road
         Stamford, Connecticut 06927                     2,331,348               14.3%
Lacy J. Harber
         LJH, Corp.
         377 Neva Lane
         Denison, Texas 75020                            2,314,000               14.2%
Paul G. Allen
         Vulcan Ventures Incorporated
         505 Union Station
         505 5th Avenue So., Suite 900
         Seattle, Washington 98104                       1,390,000(3)             7.9%
G. Robert Friedman
         Friedman & Associates
         P. O. Box 676161
         Rancho Santa Fe, California 92067               1,053,919                6.5%
All Directors and executive officers as a group          1,533,210                9.4%
(12 persons)

*Less than 1%.

(1) Each of the share amounts shown for the Directors and officers includes options to purchase additional shares, which are exercisable within the next sixty days, as follows: Mr. Savoy - 34,535, Mr. Barba - 333,321, Mr. Wadsworth - 63,536, Mr. Helbling - 36,855, Mr. Frantz - 20,623, Ms. Sami - 7,500, Mr. Wood - 20,250, Mr. Warren - 72,748, Mr. Oliver - 23,929.

(2) Includes 636,318 shares owned by the Brown Family Partnership. David L. Brown has shared voting and investment power in the Brown Family Partnership along with other family members who are not officers and/or Directors of the Company. Includes 117,638 shares owned by David L. Brown personally.

(3)  Vulcan is owned 100% by Paul G. Allen.

(4)  Mr. Berray resigned in January 2001.

(5) These employees resigned prior to December 31, 2000, but are named executives as follows: Mr. Warren - resigned August 2000, Mr. Oliver - resigned May 2000.

(6) Mr. Brown's employment with the Company ended on March 9, 2001 upon the expiration of his employment contract with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the normal course of business some members of the Board of Directors have proposed business alliances between the Company and companies with which they are associated. In the opinion of management, each of these transactions or arrangements was entered into on terms as favorable to the Company as could have been obtained in transactions or arrangements with unaffiliated third parties.

VULCAN VENTURES, INCORPORATED ("VULCAN")

Pursuant to the terms of a May 20, 1992 stock purchase agreement between Vulcan and the Company, Vulcan has the right to designate one nominee Director to the Company's Board of Directors for as long as Vulcan (or its affiliate) owns at least 540,000 shares of common stock of the Company. In addition, the Company has agreed not to take any corporate action to increase its number of Directors to more than seven without the unanimous written consent of all Directors for as long as Vulcan (or its affiliate) owns at least 540,000 shares of common stock of the Company.

KNOWLEDGE EXPRESS DATA SYSTEMS, L.C. ("KEDS")

At December 31, 2000, the Company owned 55.58% of KEDS and a joint venture controlled by GRF Interests, Inc. ("GRF") owned the remaining interest. G. Robert Friedman, a significant stockholder and a former Director of the Company, controls GRF. The Company and the joint venture sold their interests in KEDS to an unrelated third party in February 2001. Through that date, the Company provided computer hardware, programming, systems maintenance, data loading, telecommunications and certain administrative services to KEDS. For the year ended December 31, 2000, KEDS assets were reclassified as net liabilities held for sale, totaling $15,000.

TELEBUILD, L.C. ("TELEBUILD")

Friedman Interests, Inc., a company controlled by G. Robert Friedman, owns 45.42% of Telebuild. The Company and the Brown Family Partnership own 15.83% and 25.44%, respectively, of Telebuild. The Brown Family Partnership is owned by David L. Brown, a Director and the former Chairman of the Company, and other members of the Brown family. Through December 31, 2000, the Company performed services under contract for Telebuild, which consisted primarily of the development, maintenance and operation of the Telebuild database system and the provision of office space, equipment and furniture. The Company charged Telebuild for its personnel at a stipulated rate, which reflected the full absorption of overhead costs to the Company. Non-personnel expenditures under the agreement are billed at actual cost. During 2000, the Company wrote off $384,000 of intercompany receivables due from Telebuild when it became apparent that they would never be recovered. At December 31, 2000, the Company had no investment recorded for Telebuild and Telebuild owed the Company an additional $19,000, which was subsequently paid. For the year ended December 31, 2000, $55,000, or less than 1%, of the Company's total revenue was derived from services provided to Telebuild.

NATIONAL BROADCASTING COMPANY, INC. ("NBC")

In a letter agreement dated February 22, 1999 between NBC and the Company, NBC was granted the right to have an individual designated by NBC (the "NBC Designee") included as a nominee for the Board of Directors of the Company. NBC shall have this right until GE Capital Equity Investments, Inc. ("GE Equity") owns less than 5% of the outstanding common stock of the Company or the license agreement with NBC terminates or expires, whichever event occurs earlier. Pursuant to this agreement, NBC has designated, and the Board of Directors has approved, Ms. Elisabeth Y. Sami.

In addition, GE Equity has the right to designate an individual to be present at all Board of Directors meetings. Such individual will not be a participating or voting member of the Board of Directors and may remain as a designee as long as GE Equity owns at least 5% of the Company's outstanding common stock.

GRO CORPORATION ("GRO")

Mr. Greg E. Gensemer, an officer of Telescan, serves on the Board of Directors for GRO. The Company has entered into licensing and servicing agreements with this company. In December 2000, the licensing agreement was amended to terminate development of a new product for GRO. As a result of this modification, $153,000 of deferred license fees for GRO were accelerated and recognized into revenue in December. At December 31, 2000, the Company still had approximately $358,000 of deferred license fees from GRO to be recognized into revenue through 2003. The Company recognized $190,000 in revenue during 2000 from this licensing agreement, excluding the accelerated revenue. The Company owned 603 shares of GRO representing an ownership interest of 5.1% at December 31, 2000.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Ms. Sami, Mr. Savoy, and Mr. Wood as Chairman. The duties and responsibilities of the Audit Committee are set forth in a written charter the Board of Directors has adopted which is attached hereto as Exhibit A.

Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants (auditors) are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee's responsibility is to monitor these processes. In addition, the Committee recommends to the Board the appointment of the Company's auditors (Arthur Andersen LLP).

In this context, the Committee has reviewed and discussed with the Company's auditors the overall scope and plans for the independent audit. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company's audited financial statements included the auditors' judgments about the quality, not just the acceptability of the application of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

The Company's auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed the auditor's independence with management and the auditors. In addition, the Committee considered whether the other non-audit consulting services provided by the auditor's firm could impair the auditor's independence and concluded that such services have not impaired the auditor's independence.

Based on the Committee's discussion with management and the auditors and the Committee's review of the representations of management and the report of the auditors to the Committee, the Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

By the Audit Committee:

                Stephen C. Wood, Chairman      Elisabeth Y. Sami
                William D. Savoy

AUDIT FEES

The aggregate fees billed by Arther Andersen LLP for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, were approximately $155,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

No fees were paid to Arthur Andersen LLP for professional services rendered in connection with designing or implementing a hardware or software system.

ALL OTHER FEES

The aggregate fees for all other services rendered by Arthur Andersen LLP for the Company's most recent fiscal year were approximately $356,000. These costs were primarily for tax planning and consulting, and merger and acquisition support.

                (2) RATIFICATION OF INDEPENDENT AUDITORS FOR 2001

Such ratification requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors appointed the Company's existing certified public accountant, Arthur Andersen LLP, as the independent auditors of the Company for the fiscal year ending December 31, 2001, and such appointment is hereby submitted to the stockholders for ratification.

In the event the appointment of Arthur Andersen LLP as independent auditors for 2001 is not ratified by the stockholders, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the fiscal year ending December 31, 2001.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will not make a statement, but will be available to respond to appropriate stockholder questions.


RECOMMENDATION

The Board of Directors unanimously recommends a vote FOR ratification of the Board's appointment of Arthur Andersen LLP as the Company's auditors for 2001.

                       (3) PROPOSED 2001 STOCK OPTION PLAN


The Board of Directors of the Company has unanimously adopted resolutions approving and submitting to a vote of the stockholders approval of a stock option plan (the "2001 Stock Option Plan") (i) to authorize 1,000,000 shares of Common Stock to be subject to the 2001 Stock Option Plan, and (ii) to give the Compensation Committee of the Company's Board of Directors full discretion as to the number of options to grant to employees and Directors. The full text of the proposed 2001 Stock Option Plan is attached to this Proxy Statement as Exhibit B.

RECOMMENDATION AND REQUIRED VOTE

The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote on this proposal is required for approval of this proposal. The Board of Directors unanimously recommends a vote FOR approval of the proposed 2001 Stock Option Plan.

                      SUMMARY OF PROPOSED 2001 STOCK OPTION


While the Company has been successful in attracting and retaining qualified personnel, the Company believes that its future success will depend in part on its continued ability to attract and retain highly qualified personnel. The Company pays wages and salaries which it believes are competitive, has group health and life insurance plans, and also believes that equity ownership is an important factor in its ability to attract and retain skilled personnel. In the Board meeting held on May 23, 2001 the Board of Directors adopted the Company's 2001 Stock Option Plan (the "Plan") pursuant to which options to purchase 1,000,0000 shares may be granted to employees and Directors. The maximum number of shares with respect to which options under the Plan may be granted each calendar year to an employee shall be 500,000. Cancelled options are available to be regranted in the future. The discussion of the material terms of the Plan herein is qualified in its entirety by reference to the Plan set forth as Exhibit B.

The purpose of the Plan is to further the interests of the Company, its subsidiaries and its stockholders by providing incentives in the form of stock options to key employees and Directors who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. The Plan also assists the Company and its subsidiaries in attracting and retaining key employees and Directors. The options granted under the Plan may be either Incentive Stock Options, as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory options taxed under Section 83 of the Code. The Plan is administered by the Compensation Committee of the Board of Directors, which has the exclusive power to select the participants in the Plan, to establish the terms of the options granted to each participant, and to make all determinations necessary or advisable under the Plan. Each member of the Compensation Committee must be an outside Director, as defined in the Plan.

Options granted pursuant to the Plan generally are not subject to sale, assignment or transfer other than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order, and may be exercised during the optionee's lifetime only by him, or following the optionee's death, by his beneficiaries. The Committee may grant options that are transferable to immediate family members or to trusts or partnerships for such family members. The option price and number of shares subject to options granted under the Plan are subject to adjustment upon a reorganization, merger, consolidation, reclassification, recapitalization, stock split, stock dividend, and certain other corporate transactions. In the event the optionee's employment is terminated for any reason other than death, disability, or retirement on or after the age of 65, unless otherwise agreed all options held by the optionee shall lapse immediately following the last day of employment. In the event of the optionee's death, the beneficiaries designated by the optionee shall have until the earlier of the end of the option period or one year from the optionee's death to exercise the option; provided, however that the option may be exercised only for the number of shares for which it could have been exercised at the time of the optionee's death. In the event of the optionee's retirement on or after attaining age 65, the option shall lapse at the earlier of the end of the option period or three months after the date of retirement; provided, however, that the option may be exercised only for the number of shares for which it could have been exercised on the retirement date. In the event of termination of employment due to total and permanent disability, the option shall lapse at the earlier of the end of the option period or twelve months after the date of such termination of employment; provided, however that the option may be exercised only for the number of shares for which it could have been exercised at the time the optionee became disabled.

The exercise price of incentive stock options granted under the Plan may not be less than 100% of the fair market value of the Common Stock of the Company on the date of the grant. With respect to any optionee who owns more than 10% of the Company's outstanding Common Stock, the exercise price of any incentive stock option granted must be equal to at least 110% of fair market value on the date of the grant. The maximum term of the option may not exceed ten (10) years. The aggregate fair market value of the Common Stock (as determined on the grant date) with respect to which incentive stock options are exercisable for the first time by an optionee in any calendar year may not exceed $100,000. The exercise price of non-qualified stock options granted under the Plan may be any price determined by the Compensation Committee.

Recipients of incentive stock options granted under the Plan will not realize taxable gain for federal income tax purposes on the date of grant or the date of exercise of an option. However, the difference between the fair market value of the stock acquired (on the date of exercise of the option) and the option price will be an adjustment for purposes of calculating the alternative minimum tax of the optionee in the year the option is exercised. Recipients of incentive stock options will incur taxable gain for federal income tax purposes on the difference between the sales proceeds received and the option price when the shares acquired through the exercise of incentive stock options have been sold. If the optionee does not dispose of the shares so acquired until two years after the date of the grant and one year after the date or exercise of the option, the gain from the sale will be taxed as long term capital gain or loss and the Company will not be entitled to a tax deduction in connection with the exercise of the option. If the optionee does not dispose of the shares prior to the end of this holding period, the optionee generally will recognize taxable gain in the year of the disposition. An amount equal to the difference between the fair market value of the stock on the date of exercise and the option price will be recognized by the optionee as compensation income, and the excess of the sales proceeds received upon the disposition over the fair market value of the stock on the date of exercise, if any, will be taxed as capital gain. The Company will receive a compensation deduction in the amount of ordinary income recognized by the optionee in the year of disposition.

For non-qualified stock options, the optionee will realize no income at the time he is granted a non-qualified stock option. Ordinary income will be realized by the optionee when the non-qualified stock option is exercised. The amount of such income will be equal to the excess of the fair market value on the exercise date of the shares of Common Stock issued to the optionee over the exercise price of such shares. The optionee's holding period for federal income tax purposes with respect to the shares acquired will begin on the date of exercise. The tax basis of the stock acquired on the exercise of the option will be equal to the sum of (i) the exercise price of such option and (ii) the amount included in income with respect to the exercise of such option. Any gain or loss on the subsequent sale of the stock will be either a long-term or short-term capital gain or loss depending on the optionee's holding period for the Common Stock disposed of by the optionee. The Company will receive a compensation deduction for its taxable year within which the employee recognizes compensation with respect to the nonqualified stock option in an amount equal to the difference between the fair market value of the stock and the exercise price of the option.

No options have been granted under the Plan at this time. On May 16, 2001, the per share market value of the Common Stock was $0.52. Neither the number nor the value of future option awards to particular participants or groups of participants is currently determinable.

                             MATTERS TO BE PRESENTED

As of the date of this Proxy Statement, the only matters which management intends to present, or is informed that others will present, for action at the Annual Meeting, are (i) the election of the Board of Directors, (ii) the ratification of Arthur Andersen LLP as the Company's independent auditors for 2001, and (iii) approval of the proposed 2001 Stock Option Plan. If any other matters are presented at the Annual Meeting, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders.

                              STOCKHOLDER PROPOSALS

Any proposal of an eligible stockholder intended to be presented at the Company's 2002 Annual Meeting must be received in writing by the Secretary of the Company on or before January 16, 2002 if the proposal is to be considered by the Board of Directors for inclusion in the Company's proxy material for that meeting.

                            EXPENSES OF SOLICITATION

The Company will bear the expenses of preparing and mailing this proxy material, as well as the cost of any required solicitation. In addition to this solicitation of proxies, the officers, Directors and regular employees of the Company, without receiving any additional compensation therefore, may solicit proxies by mail, telephone, or personal contact. The Company will also request stockholders, banks and other fiduciaries to forward proxy material to their principals or customers who are the beneficial owners of shares and will reimburse them for reasonable out-of-pocket expenses incurred.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        William D. Savoy
                                        Chairman of the Board


May 30, 2001
Houston, Texas

                                 TELESCAN, INC.

                            CHARTER - AUDIT COMMITTEE

                                 COMMITTEE ROLE

The committee's role is to act on behalf of the board of directors and oversee all material aspects of the company's reporting, control, and audit functions, except those specifically related to the responsibilities of another standing committee of the board. The audit committee's role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on company processes for the management of business/financial risk and for compliance with significant applicable legal, ethical, and regulatory requirements.

The role also includes coordination with other board committees and maintenance of strong, positive working relationships with management, external and internal auditors, counsel, and other committee advisors.

                              COMMITTEE MEMBERSHIP

The committee shall consist of at least three and no more than six independent, non-executive board members. Committee members shall have (1) knowledge of the primary industries in which the company operates; (2) the ability to read and understand fundamental financial statements, including a company's balance sheet, income statement, statement of cash flow, and key performance indicators; and (3) the ability to understand key business and financial risks and related controls and control processes. The committee shall have access to its own counsel and other advisors at the committee's sole discretion.

One member, preferably the chairperson, should be literate in business and financial reporting and control, including knowledge of the regulatory requirements and should have past employment experience in finance or accounting or other comparable experience or background. Committee appointments shall be approved annually by the full board upon recommendation of the nominating committee. The committee chairperson shall be selected by the committee members or by the nominating committee.




                         COMMITTEE OPERATING PRINCIPALS

The committee shall fulfill its responsibilities within the context of the following overriding principles:

|X| Communications - The chairperson and others on the committee shall, to the extent appropriate, have contact throughout the year with senior management, other committee chairpersons, and other key committee advisors, external and internal auditors, etc., as applicable, to strengthen the committee's knowledge of relevant current and prospective business issues.

|X| Committee Education/Orientation - The committee, with management, shall develop and participate in a process for review of important financial and operating topics that present potential significant risk to the company. Additionally, individual committee members are encouraged to participate in relevant and appropriate self-study education to assure understanding of the business and environment in which the company operates.

|X| Annual Plan - The committee, with input from management and other key committee advisors, shall develop an annual plan responsive to the "primary committee responsibilities" detailed herein. The annual plan shall be reviewed and approved by the full board.

|X| Meeting Agenda - Committee meeting agendas shall be the responsibility of the committee chairperson, with input from committee members. It is expected that the chairperson would also ask for management and key committee advisors, and perhaps others, to participate in this process.

|X| Committee Expectations and Information Needs - The committee shall communicate committee expectations and the nature, timing, and extent of committee information needs to management, internal audit, and external parties, including external auditors. Written materials, including key performance indicators and measures related to key business and financial risks, shall be received from management, auditors, and other at least one week in advance of meeting dates. Meeting conduct will assume board members have reviewed written materials in sufficient depth to participate in committee/board dialogue.

|X| External Resources - The committee shall be authorized to access internal and external resources, as the committee requires, to carry out its responsibilities.

|X| Committee Meeting Attendees - The committee shall request members of management, counsel, internal audit, and external auditors, as applicable, to participate in committee meetings, as necessary, to carry out the committee responsibilities. Periodically and at least annually, the committee shall meet in private session with only the committee members. It shall be understood that either internal or external auditors, or counsel, may, at any time, request a meeting with the audit committee or committee chairperson with or without management attendance. In any case, the committee shall meet in executive session separately with internal and external auditors, at least annually.

|X| Reporting to the Board of Directors - The committee, through the committee chairperson, shall report periodically, as deemed necessary, but at least semi-annually, to the full board. In additional, summarized minutes from committee meetings, separately identifying monitoring activities from approvals, shall be available to each board member at least one week prior to the subsequent board of directors meeting.

|X| Committee Self Assessment - The committee shall review, discuss, and assess its own performance as well as the committee role and responsibilities, seeking input from senior management, the full board, and others. Changes in role and/or responsibilities, if any, shall be recommended to the full board for approval.

|X| Independent Board Members - The board shall be composed of executive and non-executive members. Independent members are non-executive members who have no relationship to the corporation that may interfere with the exercise of their independence from management and the corporation.

                                MEETING FREQUENCY

The committee shall meet at least quarterly. Additional meetings shall be scheduled as considered necessary by the committee or chairperson.

                            REPORTING TO SHAREHOLDERS

The committee shall make available to shareholders a summary report on the scope of its activities. This may be identical to the report that appears in the company's annual report.

          COMMITTEE'S RELATIONSHIP WITH EXTERNAL AND INTERNAL AUDITORS

|X| The external auditors, in their capacity as independent public accountants, shall be responsible to the board of directors and the audit committee as representatives of the shareholders.

|X| As the external auditors review financial reports, they will be reporting to the audit committee. They shall report all relevant issues to the committee responsive to agreed-on committee expectations. In executing its oversight role, the board or committee should review the work of external auditors.

|X| The committee shall annually review the performance (effectiveness, objectivity, and independence) of the external and internal auditors. The committee shall ensure receipt of a formal written statement from the external auditors consistent with standards set by the Independence Standards Board. Additionally, the committee shall discuss with the auditor relationships or services that may affect auditor objectivity or independence. If the committee is not satisfied with the auditors' assurances of independence, it shall take or recommend to the full board appropriate action to ensure the independence of the external auditor.

|X| The internal audit function shall be responsible to the board of directors through the committee.

|X| If either the internal or the external auditors identify significant issues relative to the overall board responsibility that have been communicated to management but, in their judgment, have not been adequately addressed, they should communicate these issues to the committee chairperson.

|X| Changes in the directors of internal audit or corporate compliance shall be subject to committee approval.

                       PRIMARY COMMITTEE RESPONSIBILITIES

          MONITOR FINANCIAL REPORTING AND RISK CONTROL RELATED MATTERS

The committee should review and assess:

|X| Risk Management - The company's business risk management process, including the adequacy of the company's overall control environment and controls in selected areas representing significant financial and business risk.

|X| Annual Reports and Other Major Regulatory Filings - All major financial reports in advance of filings or distribution.

|X| Internal Controls and Regulatory Compliance - The company's system of internal controls for detecting accounting and reporting financial errors, fraud and defalcations, legal violations, and noncompliance with the corporate code of conduct.

|X| Internal Audit Responsibilities - The annual audit plan and the process used to develop the plan. Status of activities, significant findings, recommendations, and management's response.

|X| Regulatory Examinations - SEC inquiries and the results of examinations by other regulatory authorities in terms of important findings, recommendations, and management's response.

|X| External Audit Responsibilities - Auditor independence and the overall scope and focus of the annual/interim audit, including the scope and level of involvement with unaudited quarterly or other interim-period information.

|X| Financial Reporting and Controls - Key financial statement issues and risks, their impact or potential effect on reported financial information, the processes used by management to address such matters, related auditor views, and the basis for audit conclusions. Important conclusions on interim and/or year-end audit work in advance of the public release of financials.

|X| Auditor Recommendations - Important internal and external auditor recommendations on financial reporting, controls, other matters, and management's response. The views of management and auditors on the overall quality of annual and interim financial reporting.

The committee should review, assess, and approve:

|X|  The code of ethical conduct.

|X|  The internal auditor charter.

|X| Changes in important accounting principles and the application thereof in both interim and annual financial reports.

|X|  Significant conflicts of interest and related-party transactions.

|X| External auditor performance and changes in external audit firm (subject to ratification by the full board).

|X| Internal auditor performance and changes in internal audit leadership and/or key financial management.

                                 TELESCAN, INC.
                             2001 STOCK OPTION PLAN


         1. Purpose. The purpose of this Stock Option Plan ("the Plan") is to further the interests of the Company, its subsidiaries and its stockholders by providing incentives in the form of stock options to key employees and directors who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This Plan will also assist the Company and its subsidiaries in attracting and retaining key employees and directors. The options granted under this Plan may be either Incentive Stock Options, as that term is defined in
Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory options taxed under Section 83 of the Internal Revenue Code of 1986, as amended.

         2. Definitions. The following definitions shall apply to this Plan:

            (a) "Board" means the board of directors of the Company.

            (b) "Change of Control" means the happening of any of the following events:

                (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of Common Stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (II) any acquisition by the Company, or (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

                (ii) Individuals who, as of the effective date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                (iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

            (c) "Code" means the Internal Revenue Code of 1986, as amended.

            (d) "Committee" means the Compensation Committee of the Board which shall consist of two or more directors of the Company appointed by the Board.

            (e) "Common Stock" means the Common Stock, par value $0.01 per share, of the Company or such other class of shares or securities as to which the Plan may be applicable, pursuant to Section 13 herein.

            (f) "Company" means Telescan, Inc., a Delaware corporation.

            (g) "Continuous Service" means the absence of any interruption or termination of employment with or service to the Company or any parent or subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company. Continuous Service shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Company or in the case of transfers between locations of the Company or between the Company, its parent, its subsidiaries or its successors.

            (h) "Date of Grant" means the date on which the Committee grants an Option.

            (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (k) "Employee" means any person employed on an hourly or salaried basis by the Company or any parent or subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

            (l) "Fair Market Value" means (i) if the Common Stock is not listed or admitted to trade on a national securities exchange and if bid and ask prices for the Common Stock are not furnished through NASDAQ or a similar organization, the value established by the Committee, in its sole discretion, for purposes of the Plan; (ii) if the Common Stock is listed or admitted to trade on a national securities exchange or a national market system, the closing price of the Common Stock, as published in the Wall Street Journal, so listed or admitted to trade on such day or, if there is no trading of the Common Stock on such date, then the closing price of the Common Stock on the next preceding date on which there was trading in such shares; or (iii) if the Common Stock is not listed or admitted to trade on a national securities exchange or a national market system, the mean between the bid and ask price for the Common Stock on such date, as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information.

            (m) "Incentive Stock Option" means a stock option, granted pursuant to either this Plan or any other plan of the Company, that satisfies the requirements of Section 422 of the Code and that entitles the Optionee to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

            (n) "Non-Employee Director" means any member of the Board who is not an Employee.

            (o) "Nonstatutory Option" shall have the meaning as used in Section 9 herein.

            (p) "Option" means a stock option granted pursuant to the Plan.

            (q) "Option Period" means the period beginning on the Date of Grant and ending on the day prior to the tenth anniversary of the Date of Grant or such shorter termination date as set by the Committee.

            (r) "Optionee" means an Employee or Non-Employee Director who receives an Option.

            (s) "Outside Director" means a member of the Board serving on the Committee who satisfies the requirements of Section 162(m) of the Code.

            (t) "Parent" means any corporation which owns 50% or more of the voting securities of the Company.

            (u) "Plan" means this 2001 Stock Option Plan.

            (v) "Share" means the Common Stock, as adjusted in accordance with
Section 13 of the Plan.

            (w) "Subsidiary" means any corporation 50% or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

         3. Administration. This Plan will be administered by the Committee. Each member of the Committee must be an Outside Director. A majority of the full Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous, written consent of the Committee.

            The Committee has the exclusive power to select the Employee participants and Non-Employee Director participants in this Plan, to establish the terms of the Options granted to each Employee participant or Non-Employee Director participant, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole and absolute discretion to determine whether the performance of an eligible Employee or Non-Employee Director warrants an award under this Plan, and to determine the amount of the award. The Committee has full and exclusive power to construe and interpret this Plan, to prescribe and rescind rules and regulations relating to this Plan, and take all actions necessary or advisable for the Plan's administration. Any such determination made by the Committee will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

         4. Shares Subject to Option. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan shall be 1,000,000. Such shares may be authorized but unissued, or may be treasury shares. If an Option shall expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan. The maximum number of Shares with respect to which Options may be granted each calendar year to an employee shall be 500,000, subject to adjustment in accordance with Section 13 hereof.

         5. Employee Participation.

            (a) Eligible Employees. Every Employee, as the Committee in its sole discretion designates, is eligible to participate in this Plan. The Committee's award of an Option to an Employee in any year does not require the Committee to award an Option to that Employee in any other year. Furthermore, the Committee may award different Options to different participants. The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of their Option, including, without limitation: (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of prospective employees to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the Employee's other compensation. Employees may include persons to whom stock, stock options, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised.

            (b) No Right of Employment. An Optionee's right, if any, to continue to serve the Company and its Subsidiaries as an Employee will not be enlarged or otherwise affected by his designation as a participant under this Plan, and such designation will not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment of any participant.

            (c) Non-Transferability. Each Option granted to Employees by its terms shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and shall be exercised during the lifetime of the Optionee only by him. Except as set forth herein, no Option granted to Employees or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process. The Committee may grant Options that are transferable, without payment of consideration, to immediate family members of the Employee or to trusts or partnerships for such family members; the Committee may also amend outstanding Options to provide for such transferability.

         6. Non-Employee Director Participation.

            (a) Grants of Awards. The Committee shall have full discretion to grant Options to Non-Employee Directors at such times as it deems appropriate, to determine the number of shares of Common Stock underlying such Options, and to determine the other terms and provisions thereof subject to the other terms of the Plan.

            (b) Non-Transferability. Each Option granted to Non-Employee Directors by its terms shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and shall be exercised during the lifetime of the Optionee only by him. Except as set forth herein, no Option granted to Non-Employee Directors or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process. The Committee may grant Options that are transferable, without payment of consideration, to immediate family members of the Non-Employee Director or to trusts or partnerships for such family members; the Committee may also amend outstanding Options to provide for such transferability.

         7. Option Requirements. Each Option granted under this Plan shall satisfy the following requirements.

            (a) Written Option. An Option shall be evidenced by a written instrument specifying (i) the number of Shares that may be purchased by its exercise, (ii) the intent of the Committee as to whether the Option is to be an Incentive Stock Option or a Nonstatutory Option, and (iii) such terms and conditions consistent with the Plan as the Committee shall determine.

            (b) Duration of Option. Each Option may be exercised only during the Option Period designated for the Option by the Committee. At the end of the Option Period the Option shall expire.

            (c) Option Exercisability. Unless otherwise provided by the Committee, each Option shall be exercisable only as to no more than one-fourth ( 1/4) of the total number of shares covered by the Option during each twelve-month period commencing twelve months after the date the Option is granted. Notwithstanding the foregoing, an Option is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 11 of this Plan. To the extent an Option is either unexercisable or unexercised, the unexercised portion shall accumulate until the Option both becomes exercisable and is exercised but in no case beyond the date that is ten years from the date the Option is granted.

            (d) Acceleration of Vesting. Subject to the provisions of Section 8(b), the Board may, in its discretion, provide for the exercise of Options either as to an increased percentage of shares per year or as to all remaining shares. Such acceleration of vesting may be declared by the Board at any time before the end of the Option Period, including, if applicable, upon a Change of Control or after termination of the Optionee's Continuous Service by reason of death, disability, retirement or termination of employment.

            (e) Option Price. Except as provided in Section 8(a) and 9, the Option price of each Share subject to the Option shall equal the Fair Market Value of the Share on the Option's Date of Grant.

            (f) Termination of Services. If the Optionee ceases Continuous Service for any reason other than death, disability, or retirement on or after the age of 65 of the Optionee, all Options held by the Optionee shall lapse immediately following the last day that the Optionee is employed by the Company, or the effective date of the termination of his services to the Company. The Committee may, in its discretion, extend the time during which the Option may be exercised after termination of services. Any such option shall lapse at the end of the period established by the Committee for exercise after termination of services. The Option may be exercised on such termination date, subject to any adjustment under Section 7(d) and 13.

            (g) Death. Unless otherwise provided by the Committee, in the case of death of the Optionee, the beneficiaries designated by the Optionee shall have one year from the Optionee's demise or to the end of the Option Period, whichever is earlier, to exercise the Option; provided, however, the Option may be exercised only for the number of Shares for which it could have been exercised at the time the Optionee died, subject to any adjustment under Section 7(d) and 13.

            (h) Retirement. Unless otherwise provided by the Committee, if the Optionee retires on or after attaining age 65, the Option shall lapse at the earlier of the end of the Option Period or three months after the date of retirement; provided, however, the Option may be exercised only for the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 7(d) and 13.

            (i) Disability. In the event of termination of Continuous Service due to total and permanent disability (within the meaning of Section 422 of the Code), the Option shall lapse at the earlier of the end of the Option Period or twelve months after the date of such termination; provided, however, the Option may be exercised only for the number of Shares for which it could have been exercised at the time the Optionee became disabled, subject to any adjustment under Sections 7(d) and 13.

         8. Incentive Stock Options. Any Options intended to qualify as an Incentive Stock Option shall satisfy the following requirements in addition to the other requirements of the Plan:

            (a) Ten Percent Stockholders. An Option intended to qualify as an Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of either the Company or any Parent or Subsidiary, shall be granted at a price of 110% of Fair Market Value on the Date of Grant and shall be exercised only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Section 424(d) of the Code will apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options will not be considered.

             (b) Maximum Option Grants. For Incentive Stock Options, the aggregate Fair Market Value, determined on the Date of Grant, of stock in the Company exercisable for the first time by any Optionee during any calendar year, under the Plan and all other plans of the Company or its parent or Subsidiaries (within the meaning of Subsection (d) of Section 422 of the Code) in any calendar year shall not exceed $100,000; provided, however, that if the vesting of Options is accelerated pursuant to Section 7(d), there shall be no upper limit as to the Fair Market Value of stock in the Company exercisable for the first time by any Optionee during any calendar year.

             (c) Exercise of Incentive Stock Options. No disposition of the shares underlying an Incentive Stock Option may be made within two years from the Date of Grant nor within one year after the exercise of such Incentive Stock Option.

         9. Nonstatutory Options. Any Option not intended to qualify as an Incentive Stock Option shall be a Nonstatutory Option. Nonstatutory Options shall satisfy each of the requirements of Section 7 of the Plan.

         10. Method of Exercise. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (iii) complies with such other reasonable requirements as the Committee establishes pursuant to paragraph 11 of the Plan. During the lifetime of the Employee to whom an Option is granted, such Option may be exercised only by him. Payment for Shares with respect to which an Option is exercised may be in cash, or by certified check, or wholly or partially in the form of Common Stock having a Fair Market Value equal to the aggregate Option price. No Person will have the rights of a stockholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him.

             An Option granted under this Plan may be exercised in increments of not less than 10% of the full number of Shares as to which it can be exercised. A partial exercise of an Option will not effect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

         11. Taxes, Compliance with Law; Approval of Regulatory Bodies. The Company, if necessary or desirable, may pay or withhold the amount of any tax attributable to any Shares deliverable or amounts payable under this Plan, and the Company may defer making delivery or payment until it is indemnified to its satisfaction for the tax. Options are exercisable, and Shares can be delivered and payments made under this Plan, only in compliance with all applicable federal and state laws and regulations, including, without limitation, state and federal securities laws, and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either
(i) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (ii) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of Section 11 of the Plan. Each Option may not be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval or every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

             Each person who acquires the right to exercise an Option by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Committee may require such consents and release of taxing authorities as the Committee deems advisable.

         12. Amendment. (a) The Committee may without further action by the stockholders of the Company and without receiving further consideration from the Plan participants, amend this Plan or condition or modify Options awarded under this Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or requirements.

             (b) The Committee may at any time and from time to time terminate or modify or amend the Plan in any respect. The termination or any modification or amendment of the Plan, except as provided in subsection (a), shall not, without the consent of a Plan participant, affect his or her rights under an Option previously granted to him or her pursuant to this Plan.

         13. Adjustment Upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of share, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

         14. Liability of the Company. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences expected but not realized by an Optionee or other person due to the exercise of an Option.

         15. Expenses of Plan. The Company shall bear the expenses of administering the Plan.

         16. Duration of Plan. Options may be granted under this Plan only within 10 years from the effective date of this Plan.

         17. Applicable Law. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Delaware and the United States of America.

         18. Effective Date. The effective date of this Plan shall be the date this Plan is approved by the stockholders of the Company.

         19. Securities Laws. The Plan and the administration of the Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor regulation or statute adopted under the federal securities laws. To the extent any provision of the Plan or action by the Board or the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

PROXY

                                 TELESCAN, INC.
                      Solicited by the Board of Directors

         The undersigned hereby appoint William D. Savoy and Lee K. Barba, each with full power of substitution as proxies and authorizes them to vote as designated below all the shares of Common Stock of Telescan, Inc., held of record by the undersigned on May 16, 2001, at the Annual Meeting of Stockholders to be held on June 27, 2001, and at any adjournments thereof.

         This Proxy, when properly executed, will be voted in the manner directed herein by the Stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, FOR ITEM 2, FOR ITEM 3, and IN THE DISCRETION OF THE PROXIES, FOR SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. If more than one of the proxies designated hereby shall be present in person at the Annual Meeting, or at any adjournment thereof, either of said proxies present and voting, either in person or by substitution shall exercise all the powers herein given.

ITEM 1.     Election of Directors

               [ ] FOR all nominees listed below                [ ] WITHHOLD AUTHORITY
                   (except as marked to the contrary below)         to vote for all nominees below

            NOMINEES: William D. Savoy, Lee K. Barba, Elisabeth Y. Sami, and Stephen C. Wood
                      INSTRUCTION: To withhold authority for any individual nominee, strike a line through the nominee's name above.

ITEM 2.     Vote to ratify Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2001.
               [ ] FOR                                      [ ] AGAINST                                     [ ] ABSTAIN

                                         (continued and to be signed on the reverse side)

                                                       (continued from other side)
ITEM 3.     Vote to ratify the 2001 Stock Option Plan.
               [ ] FOR                                      [ ] AGAINST                                     [ ] ABSTAIN
ITEM 4.     In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                                                Date:                                        , 2001
                                                                                     ---------------------------------------

                                                                                ---------------------------------------------------
                                                                                                     Signature

                                                                                ---------------------------------------------------
                                                                                              (Typed or Printed Name)

                                                                                ---------------------------------------------------
                                                                                             Signature (if held jointly)

                                                                                Please sign exactly as name appears hereon. When
                                                                                shares are held by joint tenants, both should
                                                                                sign. When signing as attorney, administrator,
                                                                                trustee or guardian, give full title as such. If a
                                                                                corporation, please sign in full corporate name by
                                                                                President or other authorized officer. If a
                                                                                partnership, please sign in partnership name by
                                                                                authorized personnel.

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENVELOPE PROVIDED.